UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 3, 2010
The Medicines Company

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8 Sylvan Way
Parsippany, New Jersey	07054

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 3, 2010, The Medicines Company (the “Company”) entered into an amendment (the “Amendment”) to its License Agreement, dated December 18, 2003, as amended (the “License Agreement”) with AstraZeneca AB (“AstraZeneca”). Under the License Agreement, the Company obtained exclusive rights to develop, market and sell cangrelor worldwide, excluding Japan, China, Korea, Taiwan and Thailand.
The Amendment requires the Company to commence certain clinical studies of cangrelor specified in the Amendment and to use commercially reasonable efforts to file new drug applications for cangrelor, eliminating the specific time lines previously specified in the License Agreement. Additionally, the Amendment terminates certain regulatory assistance obligations of AstraZeneca, provides AstraZeneca with an option to obtain certain commercial support services, to be confirmed, from the Company for one of AstraZeneca’s products and provides AstraZeneca with a termination right upon a specified change of control of the Company.
Under the Amendment, the Company agreed to pay a one-time amendment fee and milestone payments of up to $50.0 million in the aggregate upon reaching agreed upon commercial milestones. The Company also agreed to a modification of the royalty rates that the Company is obligated to pay on annual sales of cangrelor

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date: June 9, 2010	By:	/s/ Paul M. Antinori
Paul M. Antinori
Senior Vice President and General Counsel